                                                                    Exhibit 99.1

                CYMER ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE
                               SUBORDINATED NOTES

SAN DIEGO, Calif., - February 11, 2002 - Cymer Inc. (Nasdaq NM: CYMI) today announced that it intends to offer $200 million of convertible subordinated notes for sale in a private placement, subject to market and other conditions. The terms of the offering are expected to include an option exercisable by the initial purchasers to purchase up to an additional $50 million of notes. The offering will be made to the initial purchasers pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). The initial purchasers have informed the company that they will sell or offer the notes within the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act.

The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, and to redeem the company's outstanding $ 147.3 million of 3 1/2%/7 1/4% Step-Up Convertible Subordinated Notes Due 2004. It is expected that the notes, which will be convertible into shares of the company's common stock, will be due in February 2009.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act, or applicable state securities laws. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.